Exhibit 99.1

MEDIA RELEASE FOR IMMEDIATE RELEASE September 12, 2024 Contact: Kelly McPhee, Senior Vice President, Communications, (509) 991-0575 or kelly.mcphee@bannerbank.com

Banner Adds Chief Banking Officer to Leadership Team; Hires Borrecco to Fill Role

(Walla Walla, Wash.) The Banner Bank executive leadership team is expanding to include a Chief Banking Officer and Mark Borrecco has been hired to fill the role. Borrecco is overseeing the Bank’s production lines of business, including commercial, commercial real estate, community banking and mortgage. He is responsible for executing on the Bank’s initiatives to enhance the client experience while ensuring continuing growth and profitability across all banking divisions.

“This addition to our executive leadership team will help us accelerate our company growth strategies, including our focus on client acquisition,” said Mark Grescovich, President & Chief Executive Officer. “Mark Borrecco’s extensive experience and leadership style make him a great fit for Banner. He respects our strong culture and approach to doing business, and has a deep understanding of our markets.”

Borrecco has more than 25 years of banking experience focused in the Western U.S., most recently as the California president of a large regional bank. Prior to that, he held positions as president, CEO, chief banking officer and national sales manager with regional and community banks. Borrecco earned his bachelor’s degree in economics from California State University. He has served on the Pacific Coast Banking School board of directors and the Greater Sacramento Economic Council, chairing the Food and Ag Innovation Committee.

“I am excited to join this talented team and to build on the Banner’s strong foundation to help drive growth and deliver exceptional value to our clients and all stakeholders,” Borrecco said.

About Banner Bank
Banner Bank is a Washington-chartered commercial bank conducting business in Washington, Oregon, California and Idaho. Banner offers a wide variety of banking services and financial products to individuals and small and medium-sized businesses and their employees. Banner Bank is part of Banner Corporation (NASDAQ GSM: BANR), a $15.7 billion bank holding company headquartered in Walla Walla, Washington. Visit Banner Bank at www.bannerbank.com.